Exhibit 4.4

Fourteenth Amendment to Consulting Agreement

This Fourteenth Amendment ("Amendment") to Consulting Agreement is effective as of June 01, 2022 (the “Effective Date”) and is entered into by and between GKOL, Inc., a California corporation, with an office at 210 Montalvo Road, Redwood City, CA 94062 (“GKOL”), and BeyondSpring Pharmaceuticals, Inc., a Delaware Corporation, with an office at 28 Liberty Street, 39th Floor, New York, New York 10005 USA ("BeyondSpring").

WITNESSETH:

WHEREAS, GKOL and Dalian Wanchun Pharmaceutical Co., Ltd. ("Dalian") previously entered into that certain consulting agreement dated as of June 18, 2013 (as has been and may be amended from time to time, the "Consulting Agreement");

WHEREAS, pursuant to that certain agreement dated as of March 30, 2014, by and between BeyondSpring, GKOL and Dalian, BeyondSpring assumed all of the rights and responsibilities of the Consulting Agreement; and

WHEREAS, the parties hereto desire to amend Exhibit A and Exhibit B to the Consulting Agreement as follows.

NOW THEREFORE, in consideration of the covenants contained herein the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Exhibit A.Exhibit A to the Consulting Agreement is hereby amended and restated in its entirely as follows:

EXHIBIT A

Term:

The term of this Amendment becomes effective on the date hereof and will continue in effect to December 31, 2022. Notwithstanding the foregoing, either the Consultant or the Company may terminate this Agreement upon thirty (30) days' notice any time following the date hereof. This Agreement may be extended or modified upon mutual agreement.

Description of Services: The Consultant shall serve in an executive function as a Senior Advisor and Chief Scientific Officer. The Consultant shall provide services to the Company 10 hours per week starting from June 01st 2022 to December 31st 2022. Overage is permitted up to 20 hours per month. Flexibility can be used to attend different meetings and calls. Participance in all management meetings occurring routinely on herein working time is required. As for management meetings which occur outside of the Consultant's contracted hours, the Consultant’s attendance will not be required.

2.	Exhibit B.Exhibit B to the Consulting Agreement is hereby amended and restated in its entirely as follow:

EXHIBIT B

Compensation:

As compensation for services rendered pursuant to the terms of this Agreement, the Company shall pay $350 per hour, for June 01st 2022 to December 31st, 2022, Invoice will be paid on a monthly basis.

The Company will pay up to five hundred USD ($500) per month towards medical insurance premiums for G. Kenneth Lloyd.

Upon presentation of receipts, Company shall reimburse Consultant for:

●	All payments made to third parties on behalf of Company;

●	All pre-authorized travel expenses at the following rate:

o

Full reimbursement for airfare (economy for trips of less than 5 hours duration; business class or higher for all trips of 5 hours or longer duration) and other travel (including but not limited to taxis and trains)

o	Full reimbursement for hotels, meals and generally acceptable other travel expenses.

3.	General.

a)	Except as specifically set forth above, Consulting Amendment shall remain in full force and effect.

b)

This Amendment shall be construed and interpreted in accordance with the laws of the State of California without giving effect to its principles of conflicts of laws. In addition for the avoidance of doubt, the Consulting Agreement (including all prior amendments thereto) shall remain governed by the laws of the State of California without giving effect to its principles of conflicts of laws, in accordance with Section 11(g) of the Consulting Agreement, without regard to any other governing law provisions contained in any prior amendments to the Consulting Agreement, such conflicting governing law provisions of which are hereby acknowledged and agreed to be scrivener's errors.

c)

This Amendment may be executed in one or more counterparts, including emailed or ".pdf' documents, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives, to be effective as of the Effective Date.

BEYONDSPRING PHARMACEUTICALS, INC.	GKOL, Inc.

/s/ Lan Huang	/s/ G. Kenneth Lloyd
By: Lan Huang	By: G. Kenneth Lloyd
Title: CEO	Title: Corporate Secretary and Vice President, GKOL, Inc.

Date: June 29, 2022	Date: June 09, 2022